Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated effective as of _______________, by and among National Oilwell Varco L.P., a Delaware limited partnership (the “Company”), National Oilwell Varco, Inc., a Delaware corporation (“NOV”), and ____________________ (the “Executive”).

WITNESSETH:

WHEREAS, the Board of Directors of NOV (the “Board”) has previously determined that it is in the best interests of NOV and its stockholders to retain the Executive and to induce the employment of the Executive for the long term benefit of NOV, its shareholders and its affiliated companies, including the Company;

WHEREAS, the Company, NOV and the Executive have previously entered into a certain Severance Agreement dated ____________________ (the “Severance Agreement”) to provide certain severance benefits to the Executive under certain circumstances if this Agreement is not in effect at the time of the termination of the Executive’s employment; and

WHEREAS, to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. EMPLOYMENT.

(a) The Company hereby agrees that the Company or an affiliated company will continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company or an affiliated company, subject to the terms and conditions of this Agreement, during the Employment Agreement Period (as defined below). As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(b) The “Employment Agreement Period” shall mean the period commencing on the date hereof and ending on the third (3rd) anniversary of the date hereof (the “Initial Employment Agreement Period Ending Date”) unless sooner terminated in accordance herewith; provided, however, that solely in the event that, during the Employment Agreement Period, NOV has entered into a definitive agreement that contemplates a transaction or series of transactions, the consummation of which would constitute a Change in Control (a “Definitive Agreement”), the Employment Agreement Period shall terminate on the later of (i) the Initial Employment Agreement Period Ending Date or (ii) two (2) years following the effective date of such Definitive Agreement.

(i) For purposes of this Agreement, “Change in Control” shall mean the occurrence of one of the following events: (a) a report is filed with the U.S. Securities and Exchange Commission on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any “person” (as the term “person” is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) is or has become a beneficial owner, directly or indirectly, of securities of NOV representing thirty five percent (35%) or more of the combined voting power of NOV’s then

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outstanding securities; (b) NOV is merged or consolidated with another corporation and, as a result thereof, securities representing less than fifty percent (50%) of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of such parent corporation) are owned in the aggregate by holders of NOV’s outstanding securities immediately before such merger or consolidation; (c) all or substantially all of the assets of NOV are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or (d) during any period of twenty four (24) consecutive months, individuals who were members of the Board other than an employee of NOV or its affiliates (“Directors”) at the beginning of such period cease to constitute at least a majority of the Board unless the election, or nomination for election by NOV’s shareholders, of more than fifty percent (50%) of any new Directors was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such period.

(d) Following the expiration of the Employment Agreement Period, the Executive’s employment with the Company shall be at-will, as defined under the laws of the State of Texas.

2. TERMS OF EMPLOYMENT.

(a) Position and Duties.

(i) During the Employment Agreement Period, (A) the Executive’s position (including status, offices, titles and reporting requirements, authority, duties and responsibilities) shall be substantially similar to that in effect as of the date hereof and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the date hereof or any office or location less than seventy five (75) miles from such location; provided, however, that the Executive shall be required to undertake such ordinary and usual travel as is necessary to properly discharge his or her duties and responsibilities hereunder.

(ii) During the Employment Agreement Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote the Executive’s full time, skill and attention to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Agreement Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an executive of the Company in accordance with this Agreement.

(b) Compensation.

(i) Base Salary. During the Employment Agreement Period, the Executive shall receive an annual base salary equal to the current base salary being received by the Executive (“Annual Base Salary”), which shall be paid in accordance with the Company’s standard payroll practice. During the Employment Agreement Period, the Annual Base Salary shall be reviewed by the Company no more than twelve (12) months after the last salary review with respect to the Executive prior to the date hereof and thereafter at least annually; provided, however, that a salary increase shall not necessarily be awarded as a result of such review. Any increase in Annual Base Salary may not serve to limit or reduce any other obligation to the Executive under this Agreement. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

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(ii) Annual Bonus. The Executive shall be eligible to participate in the Company’s then current Incentive Compensation Plan (or such other name as may be adopted for the plan or its successor) for an annual bonus (the “Annual Bonus”) for each fiscal year ending during the Employment Agreement Period on the same basis as (but the amount of the resulting Annual Bonus which may differ from that of) other executive officers. Any Annual Bonus shall be subject to all terms and conditions and payable in accordance with the terms of such plan.

(iii) Incentive, Savings and Retirement Plans. During the Employment Agreement Period, the Executive shall be eligible to participate in all incentive, stock, savings and retirement plans, practices, policies and programs applicable generally to the Executive’s peer executives of the Company and its affiliated companies from time to time, and subject to all terms and conditions of such plans.

(iv) Welfare Benefit Plans. During the Employment Agreement Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to the Executive’s peer executives of the Company and its affiliated companies from time to time, and subject to all terms and conditions of such plans.

(v) Expenses. During the Employment Agreement Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company and its affiliated companies in effect from time to time.

(vi) Fringe Benefits. During the Employment Agreement Period, the Executive may be eligible for certain fringe benefits (e.g., financial planning services, payment of club dues, a car allowance or use of an automobile and payment of related expenses, as appropriate) in accordance with the plans, practices, programs and policies of the Company and its affiliates in effect from time to time. Any fringe benefits provided to the Executive shall cease as of the Date of Termination.

(vii) Vacation. During the Employment Agreement Period, the Executive shall be eligible for paid vacation in accordance with the plans, policies, programs and practices of the Company and its affiliated companies applicable generally to the Executive’s peer executives of the Company and its affiliated companies from time to time.

3. TERMINATION OF EMPLOYMENT.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Agreement Period. If the Company determines in good faith that a Disability of the Executive has occurred during the Employment Agreement Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice

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in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective thirty (30) days after receipt of such notice by the Executive (the “Disability Effective Date”), provided that within the thirty (30) day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for one hundred and eighty (180) calendar days out of any two hundred and seventy (270) consecutive calendar day period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Agreement Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties,

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or one of its affiliated companies. For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company and its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or of a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its affiliates;

(iii) the Executive being convicted of or a plea of nolo contendere to the charge of a felony;

(iv) a material breach of this Agreement by the Executive; or

(v) a material breach of the Company’s code of conduct or ethics policies by the Executive.

(c) Good Reason. The Executive may terminate the Executive’s employment during the Employment Agreement Period for Good Reason in accordance with this Section 3(c) and Section 3(f)(i). For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express consent:

(i) a material diminution in the Executive’s authority, duties, or responsibilities as contemplated by Section 2(a) of this Agreement (other than any such diminution resulting from the Executive’s incapacity due to physical or mental illness) excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

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(ii) any action or inaction that constitutes a material breach by the Company of any of the provisions of Section 2(b) of this Agreement (other than a reduction in the Executive’s compensation as a result of the Executive’s failure to comply with the Company’s stock ownership guidelines, if applicable);

(iii) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 2(a)(i)(B) hereof (other than a change in the Company’s corporate headquarters) or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required under Section 2(a)(i);

(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v) any failure by the Company to comply with and satisfy Section 8(c) of this Agreement.

The Executive shall provide written notice to the Company of any event or condition upon which the Executive intends to rely as the basis for a Good Reason termination of employment within 90 days of the occurrence of such event or condition in accordance with Section 12(b) of the Agreement. The Executive shall be deemed for all purposes of this Agreement to have expressly consented to any such event or condition if he or she does not provide such notice within 90 days of the occurrence of such event or condition. The Company shall have 90 days following the receipt of such notice to remedy the event or condition and, if so remedied, any termination of Executive’s employment hereunder on the basis of the circumstances described in such notice shall not be considered a Good Reason termination of employment.

(d) Termination Without Cause or Good Reason. The Company may terminate the Executive’s employment during the Employment Agreement Period without Cause, and the Executive may terminate the Executive’s employment during the Employment Agreement Period without Good Reason, at any time, for any reason or no reason, by giving the Company or the Executive, as the case may be, written notice, in accordance with Section 12(b) hereof, of such party’s intent to so terminate this Agreement and the employment of the Executive and indicating that the termination is pursuant to this Section 3(d).

(e) Notice of Termination. Any termination during the Employment Agreement Period by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of the Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). Except as otherwise provided in Section 3(c), the failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

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(f) Date of Termination. “Date of Termination” shall mean:

(i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein (which date shall be not more than 30 days after the giving of such notice, except that in the case of a termination by the Executive for Good Reason, such date shall be no more than 15 days after the last day of the Company’s 90-day cure period described in Section 3(c)), as the case may be;

(ii) if the Executive’s employment is terminated by the Company other than for Cause, death or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination unless, in the case of a termination by the Company other than for Cause, the Company specifies a later date (which date shall not be more than 30 days after the giving of such notice);

(iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be; and

(iv) if the Executive voluntarily terminates employment without Good Reason during the Employment Agreement Period, the Date of Termination shall be the date that is 30 days after the date on which the Executive notifies the Company of such termination, subject to the Company’s right to shorten or eliminate such period at its discretion.

4. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a) Good Reason; Other than For Cause, Death or Disability. If, during the Employment Agreement Period, (1) the Company terminates the Executive’s employment with the Company other than for Cause, death or Disability or (2) the Executive terminates his or her employment with the Company for Good Reason:

(i) The Company shall pay the aggregate of the following amounts to the Executive according to the time periods specified below:

(A) (1) any accrued and unpaid wages (or in the event a reduction in the Executive’s Annual Base Salary is a basis for a termination with Good Reason, then any accrued and unpaid wages based on Executive’s Annual Base Salary in effect immediately prior to such reduction) through the Date of Termination shall be paid as required by applicable law, on or soon after the last day of employment, (2) the Executive’s Annual Bonus for the year prior to the year in which the Executive’s Date of Termination occurs to the extent the applicable performance goals have been met, which shall be paid, if at all, at the time when the Annual Bonus for such year would normally be paid and (3) any accrued vacation pay, in each case to the extent not theretofore paid, shall be paid at the same time as the payment under 4(a)(i)(A)(1); (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”);

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(B) an amount equal to two times the sum of (1) the Executive’s Annual Base Salary and (2) ___% of the Executive’s Annual Base Salary shall be paid in twelve equal monthly installments beginning on the date that is the later of thirty (30) days after the date of the Executive’s Date of Termination or the date that is five business days after Executive has signed the general release required by the Company and all revocation periods for that general release have expired without revocation; and

(C) an amount equal to the product of (1) the Annual Bonus that would be payable in respect of the year during which the Date of Termination occurs based on actual performance for the full year and (2) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is three hundred sixty-five (365), which shall be paid, if at all, at the time when the Annual Bonus for such year would normally be paid pursuant to Section 2(b)(ii).

(ii) For a period of 24 months following the Date of Termination, the Company shall continue group health plan (as defined for purposes of Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), benefits to the Executive and the Executive’s spouse and his or her dependents who were covered under the Company’s group health plan as of the Date of Termination equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2(b)(iv) of this Agreement as if the Executive’s employment had not been terminated which shall be provided under the plans, programs and policies available to active employees; provided, that if the Executive becomes reemployed by another employer and is eligible to receive any of such benefits under another employer provided plan, the benefits provided hereunder shall be secondary to those provided under such other plans; provided further, that if the Executive and/or his or her spouse or dependents are eligible for Medicare, the benefits provided hereunder shall be secondary to Medicare; provided further, that if the Executive dies prior to the expiration of 24 months following the Date of Termination, coverage shall continue to be provided to the Executive’s spouse and his or her dependents who were covered under the applicable plans prior to the Executive’s death through the date that is 24 months following the Date of Termination. With respect to any group health plan that requires an employee contribution, for the period of time during which the Executive would be entitled (or would, but for this Agreement, be entitled to continuation coverage under a group health plan of the Company under Section 4980B of the Code if the Executive elected such coverage and paid the applicable premiums (generally, 18 months)), the Executive shall pay the then active employee cost of the benefits as determined under the then current practices of the Company on a monthly, semi-annual or annual basis as elected by the Executive, and thereafter, the Executive shall pay the full cost of the benefits as determined under the then current practices of the Company on a monthly or annual basis as elected by the Executive, provided that the Company shall reimburse the Executive the amount of the costs of the benefit that is in excess of the then active employees costs for such benefits. The benefits offered under this Section 4(a)(ii) are in lieu of the Executive’s right to continuation coverage under a group health plan of the Company under Section 4980B of the Code. If the Executive fails to timely pay any required premium, the benefits provided under this Section 4(a)(ii) shall terminate. If benefits under this Section 4(a)(ii) cease as a result of the Executive’s failure to enroll in benefits, the Executive shall not be entitled to future benefits under this Section 4(a)(ii).

(iii) All options to purchase Common Stock held by the Executive shall continue to vest under the terms of the award for a period of up to three years following the Date of Termination and the period for exercising such options shall expire on the earlier of the expiration date set forth in the award agreement or the date that is 90 days after the three year anniversary of the Date of Termination;

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(iv) Any time-based restricted stock held by the Executive and not already vested shall be 100% vested;

(v) Any unvested performance awards held by the Executive shall not be forfeited, but a pro rata amount (described in the immediately following sentence) of the outstanding performance awards held by the Executive shall, on an award by award basis, vest, if at all, at the time specified in the award agreement based on the actual performance for the applicable performance period. The pro rata portion of the performance awards that shall vest in accordance with this Section 4(a)(v) shall be equal to the number of shares of outstanding performance awards for the applicable performance period multiplied by a fraction, the numerator of which is the number of days between the commencement of the performance period and the Date of Termination and the denominator of which is the number of days in the performance period; and

(vi) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (other than fringe benefits described in Section 2(b)(6)), subject to all terms and conditions of such plans, (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Death. If Executive’s employment is terminated by reason of the Executive’s death during the Employment Agreement Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (1) the payment of Accrued Obligations, (2) the timely payment or provision of Other Benefits, (3) the provision of the welfare benefits described in, and in accordance with the provisions of, Section 4(a)(ii) of this Agreement for the Executive’s spouse and dependents who were covered under the Company’s group health plan as of the Date of Termination for a period of 24 months following the Date of Termination and (4) the vesting of any options, restricted stock and/or performance awards in accordance with the terms of the applicable grant agreements. Accrued Obligations shall be paid to the Executive’s estate or beneficiaries, as applicable, in a lump sum in cash on the date that is thirty (30) days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 4(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits equal to the benefits provided by the Company and affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, applicable generally to the Executive’s peer executives of the Company and its affiliated companies from time to time.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (1) the payment of Accrued Obligations, (2) the timely payment or provision of Other Benefits, (3) the provision of the welfare benefits described in, and in accordance with the provisions of, Section 4(a)(ii) of this Agreement for the Executive and the Executive’s spouse and his or her dependents who were covered under the Company’s group health plan as of the Date of Termination for a period of 24 months following the Date of Termination and (4) the vesting of any unvested options, restricted stock and/or performance awards in accordance with the terms of the applicable grant agreements. Accrued Obligations shall be paid to the Executive in a lump sum

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in cash on the date that is thirty (30) days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 4(c) shall include, without limitation, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits equal to the benefits generally provided by the Company and its affiliates in accordance with such plans, programs, practices and policies relating to disability, if any, applicable generally to the Executive’s peer executives of the Company and its affiliated companies from time to time.

(d) Termination for Cause. If the Executive’s employment is terminated for Cause during the Employment Agreement Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay to the Executive (1) his or her Annual Base Salary through the Date of Termination and (2) Other Benefits, in each case to the extent theretofore unpaid.

(e) Voluntary Termination. If the Executive voluntarily terminates employment during the Employment Agreement Period, excluding a termination by the Executive for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash on the date that is thirty (30) days after the Date of Termination.

5. OTHER RIGHTS.

Except as provided herein, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Except as provided herein, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement. Notwithstanding anything contained herein to the contrary, including Section 4(a)(vi), (i) it is expressly agreed by the Executive that he or she shall have no right to receive, and hereby waives any entitlement to, any severance pay or similar benefit under any other plan, policy, practice or program of the Company and (ii) the Executive shall not receive any benefits under this Agreement if he or she will receive benefits described in section 3 of the Severance Agreement, or any similar benefits under any successor severance agreement between the Executive and the Company and/or NOV. The Executive also agrees that to the extent he or she may be eligible for any severance pay or similar benefit under any laws providing for severance or termination benefits, such other severance pay or similar benefit shall be coordinated with the benefits owed hereunder, such that the Executive shall not receive duplicate benefits.

6. FULL SETTLEMENT.

(a) No Rights of Offset. Except as otherwise provided herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

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(b) No Mitigation Required. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

(c) Release Agreement. The Executive agrees that, as a condition to receiving the benefits described in Section 4 (other than the Accrued Obligations and the amounts described in Sections 4(a)(vi)), the Executive shall execute a general release agreement in a form provided by the Company, which shall include, without limitation, a waiver and release of all claims arising out of Executive’s service as an employee of the Company, its subsidiaries or any of their affiliates and the termination of such relationship. Payments to the Executive of the amounts under Section 4 (other than the Accrued Obligations and the amounts described in Sections 4(a)(vi)) are contingent upon the Executive’s execution and delivery of the release agreement by the deadline established by the Company. The Executive will not be paid the remuneration described in Section 4 (other than the Accrued Obligations and the amounts described in Sections 4(a)(vi)), and the Executive shall forfeit any right to such remuneration, unless (i) the Executive has executed and delivered the release agreement, and (ii) any statutory revocation period for revoking such release agreement shall have expired (in the case of both clause (i) and clause (ii)) on or prior to the payment commencement date for such remuneration.

7. CONFIDENTIAL INFORMATION.

During and after employment with the Company, and excluding the protected disclosures outlined in Section 10, the Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses (“Confidential Information”), which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies, provided that it shall not apply to information which is or shall become part of the public domain (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), information that is developed by the Executive independently of such information, or knowledge or data or information that is disclosed to the Executive by a third party under no obligation of confidentiality to the Company. After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

8. SUCCESSORS.

(a) This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns. The Company or NOV may assign their rights, benefits, and obligations under this Agreement to any Successor of the Company or NOV.

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(c) The Company and NOV will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or NOV (“Successor”) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company and/or NOV, as the case may be, would be required to perform it if no such succession had taken place. Employee consents to any assignment of this Agreement to any Successor and agrees that any Successor is an intended beneficiary of this Agreement. As used in this Agreement, “Company” and “NOV” shall mean the Company and NOV, respectively, as hereinbefore defined and any successor to their business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9. NON-COMPETITION NON-SOLICITATION AND COOPERATION OBLIGATIONS; NON-DISPARAGEMENT.

(a) Non-Competition. As a necessary protection for the valuable Company goodwill, business relationships and confidential information provided to Executive as stated above, as part of the consideration for the compensation and benefits to be paid to Executive hereunder, and as an additional incentive for the Company and NOV to enter into this Agreement, the Company, NOV and Executive agree to the non-competition provisions of this Section 9. Executive agrees that (1) during Executive’s employment and (2) for a one-year period ending on the first (1st) anniversary date of the Date of Termination, , Executive will not, directly or indirectly for Executive or for others, in any geographic area or market where the Company, NOV or any of their subsidiaries or affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business:

(i) engage in any business competitive with any line of business conducted by the Company, NOV, or any of their subsidiaries or affiliates; or

(ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with any line of business conducted by the Company, NOV, or any of their subsidiaries or affiliates.

Notwithstanding anything in this Section 9(a) to the contrary, after termination of Executive’s employment (x) these non-competition obligations shall apply only to businesses having annual revenues in excess of $10 million competitive with any line of business conducted by the Company, NOV, or any of their subsidiaries having annual revenues in excess of $10 million for the last fiscal year prior to the time of termination and (y) if the Company, NOV, or any of their subsidiaries or affiliates abandons a particular aspect of its business, that is, ceases such aspect of its business with the intention to permanently refrain from such aspect of its business, then this post-employment non-competition covenant shall not apply to such former aspect of that business.    NOV and the Company may grant or decline the waiver in their sole discretion.

(b) Non-Solicitation. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, and as an additional incentive for the Company and NOV to enter into this Agreement, the Company, NOV and Executive agree to the non-solicitation provision of this Section 9. Executive agrees that (1) during Executive’s employment and (2) for a one-year period ending on the first (1st) anniversary date of the Date of Termination, Executive will not, directly or indirectly, for Executive or for others:

(i) induce any officer or manager of the Company or NOV, or any of their subsidiaries or affiliates to terminate his or her employment with the Company, NOV, or any of their subsidiaries or affiliates, or hire or assist in the hiring of any such officer or manager by person, association, or entity not affiliated with the Company, NOV or any of their subsidiaries or affiliates; or

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(ii) induce any actual or prospective client, customer, supplier, vendor, licensor, or business partner of the Company, NOV or any of their subsidiaries or affiliates to terminate, modify, abandon, reduce or materially change his, her or its business relationship with the Company, NOV or any of their subsidiaries or affiliates.

Executive agrees to seek a waiver from NOV and the Company prior to engaging in any activity that may violate this Section 9(b). NOV and the Company may grant or decline the waiver in their sole discretion.

(c) Remedies. Executive understands that the foregoing restrictions may limit his or her ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Section 9 or Section 7 by Executive, and the Company, NOV, or any of their subsidiaries or affiliates shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach after notification by the Company of any breach and Executive’s failure to cure same. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 9 or Section 7, but shall be in addition to all remedies available at law or in equity to the Company, NOV, or any of their subsidiaries or affiliates, including, without limitation, the recovery of damages from Executive and his or her agents involved in such breach and/or recovery from Executive of any payments previously made to Executive hereunder including any such payments made under Section 4(a)(i). Executive further acknowledges that the Company reserves the right to withhold payment of any amounts under this Agreement if the Executive fails to comply with the restrictions contained in this Section 9 or in Section 7.

(d) Scope of Restrictions. The Executive, the Company and NOV each expressly acknowledge and agree that the restrictions contained in this Agreement, including this Section 9, are deemed by each to be reasonable and necessary to protect the business interests of NOV and the Company and their subsidiaries and affiliates. However, in the event that any of the restrictions contained in this Agreement, and specifically this Section 9, are found by a court or arbitrator of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, it is the parties express intention for the restrictions herein set forth to be modified by such court or arbitrator so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

(d) Cooperation. Executive agrees to be reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company, and its affiliates, officers, directors, fiduciaries, or employees, which may be within Executive’s knowledge. Executive agrees to cooperate fully with the Company in connection with any and all existing or future litigations or investigations brought by or against the Company or any of its past or present affiliates, agents, officers, directors, fiduciaries, or employees, whether administrative, civil or criminal in nature, in which, and to the extent the Company deems the Executive’s cooperation necessary, other than a litigation or investigation in which the Executive is a party. The Company will, without duplication, reimburse the Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation.

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(e) Non-Disparagement. Excluding the protected disclosures and actions outlined in Section 10, the Executive agrees that he or she will not, with intent to damage, disparage or encourage or induce others to disparage any of the Company or NOV or any of their respective subsidiaries, affiliates and joint ventures, together with all of their respective past and present directors and officers and each of their predecessors in interest, successors and assigns. Further, nothing in this Agreement is intended to or shall prevent the Executive from providing or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Excluding the protected disclosures outlined in Section 10, the Executive agrees that he or she will notify the Company and NOV in writing as promptly as practicable after receiving any request for testimony or information in response to a subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, regarding the anticipated testimony or information to be provided and at least ten (10) days prior to providing such testimony or information (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).

10. PROTECTED DISCLOSURES AND ACTIONS.

(a) Executive acknowledges and agrees that this Agreement is not intended to, nor does it, interfere with, limit or restrain Executive’s right to report unlawful actions to the Securities and Exchange Commission or any other law enforcement or administrative agency, or to participate in any such agency’s investigation, or to engage in any whistleblower activity or program or other activity protected or required by law.

(b) Further, neither this Agreement nor any other agreement or policy of the Company shall impose civil or criminal liability under any trade secret law or otherwise prohibit Executive from the following disclosures: (i) disclosures of trade secrets made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) disclosures of trade secrets made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or per court order, or (iii) disclosures of trade secrets by a plaintiff to his or her attorney in a lawsuit for retaliation for reporting a suspected violation of law and use of the trade secret information in the court proceeding, if any document containing the trade secrets is filed under seal and does not disclose the trade secrets, except pursuant to court order.

(c) Executive is not required to notify Company of these protected disclosures and actions outlined in this Section.

11. ARBITRATION

(a) Generally. Executive and the Company hereby agree that any dispute, controversy, or claim arising out of or relating to this Agreement, the employment relationship between Executive and the Company or the termination thereof or the arbitrability of any controversy or claim, will be finally settled by confidential and binding arbitration. Such arbitration shall be conducted in accordance with the Arbitration Rules of the American Arbitration Association. Notwithstanding this Section 11(a), the Company may seek a restraining order, specific performance, injunctive and/or equitable relief from any court of appropriate jurisdiction and this arbitration requirement will not apply to that proceeding. The arbitration provisions in this Section will apply to any dispute between Executive and the Company, in lieu of the Company’s otherwise applicable Employee Dispute Resolution Program.

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(b) Binding Effect. The decision of the arbitrator on the points in dispute will be final, conclusive, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The Executive, the Company and NOV agree that this Section 11 has been adopted by the Executive, the Company and NOV to rapidly and inexpensively resolve any disputes between them and that this Section 11 will be grounds for dismissal of any court action commenced by either party arising out of or relating to this Agreement, the employment relationship between Executive and the Company or the termination thereof or the arbitrability of any controversy or claim, other than post-arbitration actions by either party seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the Executive, the Company and NOV hereby waive any and all right to a trial by jury in or with respect to such litigation.

(c) Fees and Expenses. The fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney; provided, however, that if the decision of the arbitrator was decided substantially in favor of Executive, the decision of the arbitrator shall direct that the Company (i) shall bear the fees and expenses of the arbitrator (and, if Executive has previously paid any of the fees and expenses of the arbitrator, that the Company shall reimburse Executive for such fees and expenses), and (ii) shall reimburse Executive for reasonable attorney’s fees and related expenses incurred in connection with the arbitration.

(d) Confidentiality. The Executive, the Company and NOV, their respective attorneys, and any experts retained by the parties for the purposes of the arbitration will keep confidential and will not disclose to any person, except as may be required by law, the existence of or any details concerning any controversy under this Section 11, the referral of any such controversy to arbitration or the allegations, status or resolution thereof.

(e) Waiver. The Executive acknowledges that this agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1966, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act and all similar federal, state and local laws, and, Executive hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

(f) Acknowledgment. Executive acknowledges that before entering into this Agreement, Executive has had the opportunity to consult with any attorney or other advisor of Executive’s choice, and that this provision constitutes advice from the Company and NOV to do so if Executive chooses. Executive further acknowledges that Executive has entered into this Agreement of Executive’s own free will, and that no promises or representations have been made to Executive by any person to induce Executive to enter into this Agreement other than the express terms set forth herein. Executive further acknowledges that Executive has read this Agreement and understands all of its terms, including the waiver of rights set forth in this Section 11.

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12. CERTAIN EXCISE TAX MATTERS.

(a) Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit by or from the Company or any of its affiliates or successors to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise would be subject to the Excise Tax (as hereinafter defined in Section 12(f)) (all such payments and benefits being collectively referred to herein as the “Payments”), then except as otherwise provided in Section 12(b), the Payments shall be reduced (but not below zero) or eliminated (as further provided for in Section 12(c) to the extent the Independent Tax Advisor (as hereinafter defined in Section 12(e)) shall reasonably determine is necessary so that no portion of the Payments shall be subject to the Excise Tax.

(b) Notwithstanding the provisions of Section 12(a), if the Independent Tax Advisor reasonably determines that the Executive would receive, in the aggregate, a greater amount of the Payments on an after-tax basis (after including and taking into account all applicable federal, state, and local income, employment and other applicable taxes and the Excise Tax) if the Payments were not reduced or eliminated pursuant to Section 12(a), then no such reduction or elimination shall be made notwithstanding that all or any portion of the Payments may be subject to the Excise Tax.

(c) For purposes of determining which of Section 12(a) and Section 12(b) shall be given effect, the determination of which of the Payments shall be reduced or eliminated to avoid the Excise Tax shall be made by the Independent Tax Advisor, provided that the Independent Tax Advisor shall reduce or eliminate, as the case may be, the Payments in the following order (and within the category described in each of the following Sections 12(c)(i) through 12(c)(v), in reverse order beginning with the Payments which are to be paid farthest in time except as otherwise provided in Section 12(c)(iv)):

(i) by first reducing or eliminating the portion of the Payments otherwise due and which are not payable in cash (other than that portion of the Payments subject to Sections 12(c)(iv) and 12(c)(v));

(ii) then by reducing or eliminating the portion of the Payments otherwise due and which are payable in cash (other than that portion of the Payments subject to Sections 12(c)(iii), 12(c)(iv) and 12(c)(v));

(iii) then by reducing or eliminating the portion of the Payments otherwise due to or for the benefit of Executive pursuant to the terms of this Agreement and which are payable in cash;

(iv) then by reducing or eliminating the portion of the Payments otherwise due that represent equity-based compensation, such reduction or elimination to be made in reverse chronological order with the most recent equity-based compensation awards reduced first; and

(v) then by reducing or eliminating the portion of the Payments otherwise due to or for the benefit of Executive pursuant to the terms of this Agreement and which are not payable in cash.

(d) The Independent Tax Advisor shall provide its determinations, together with detailed supporting calculations and documentation, to the Company, NOV and the Executive for their review no later than ten (10) days after the Date of Termination. The determinations of the Independent Tax Advisor under this Section 12 shall, after due consideration of the Company’s, NOV’s and the Executive’s comments with respect to such determinations and the interpretation and application of this Section 12, be final and binding on all parties hereto absent manifest error. The Company, NOV and the Executive shall furnish to the Independent Tax Advisor such information and documents as the Independent Tax Advisor may reasonably request in order to make the determinations required under this Section 12.

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(e) For purposes of this Section 12, “Independent Tax Advisor” shall mean a lawyer with a nationally recognized law firm, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, in each case with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to Executive (Executive’s acceptance not to be unreasonably withheld), and all of whose fees and disbursements shall be paid by the Company.

(f) As used in this Agreement, the term “Excise Tax” means, collectively, the excise tax imposed by Section 4999 of the Code, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts.

13. CODE SECTION 409A

(a) General. The provisions of this Section 13 shall apply solely to the extent that a payment under this Agreement is subject to Section 409A of the Code. This Agreement is intended to meet the requirements of Section 409A of the Code and shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent.

(b) Suspension of Payments. If the Executive is a “specified employee,” as such term is defined within the meaning of Section 409A of the Code, any payments or benefits payable or provided as a result of the Executive’s termination of employment that would otherwise be paid or provided prior to the first day of the sixth month following such termination (other than due to death) shall instead be paid or provided on the earlier of (i) the six months and one day following the Executive’s termination, (ii) the date of the Executive’s death, or (iii) any date that otherwise complies with Section 409A of the Code. In the event that the Executive is entitled to receive payments during the suspension period provided under this Section, the Executive shall receive the accumulated benefits that would have been paid or provided under this Agreement within the suspension period on the earliest day that would be permitted under Section 409A of the Code.

(c) Release Payments. In the event that the Executive is required to execute a release to receive any payments from the Company that constitute nonqualified deferred compensation under Section 409A of the Code, payment of such amounts shall not be made or commence until the sixtieth (60th) day following such termination of employment. Any payments that are suspended during the sixty (60) day period shall be paid on the date the first regular payroll is made immediately following the end of such period.

(d) Reimbursement Payments. The following rules shall apply to payments of any amounts under this Agreement that are treated as “reimbursement payments” under Section 409A of the Code including, but not limited to, any reimbursement of (i) expenses required under Section 2(b)(v), (ii) medical premium payments under Section 4(a)(ii), and (iii) legal fees and expenses under Section 11(c). Any request for reimbursement under this Agreement shall be made by the Company or its affiliated companies upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company or its affiliated companies and shall be subject to the following additional rules: (1) the amount of expenses eligible for reimbursement in

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one calendar year shall not limit the available reimbursements for any other calendar year (other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code); (2) the Executive shall file a claim for all reimbursement payments not later than thirty (30) days following the end of the calendar year during which the expenses were incurred, (3) the Company shall make such reimbursement payments within thirty (30) days following the date the Executive delivers written notice of the expenses to the Company; and (4) the Executive’s right to such reimbursement payments shall not be subject to liquidation or exchange for any other payment or benefit. In addition, upon the Executive’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the date that is six months after the date of the Executive’s termination of employment to the extent such payment delay is required under Section 13(b) above.

(e) Installment Payments. For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (including without limitation Treasury Regulations Section 1.409A-2(b)(2)(iii)), all payments made under this Agreement (whether severance payments or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment.

(f) Separation from Service. For purposes of this Agreement, any reference to “termination” of the Executive’s employment shall be interpreted consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) of the Code and no portion of the severance payments which are subject to Section 409A shall be paid to the Executive prior to the date such Employee incurs a separation from service under Section 409A(a)(2)(A)(i) of the Code.

(g) PPACA. To the extent that any post-termination continuation of health or medical coverage pursuant to this Agreement would violate the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and related regulations and guidance promulgated thereunder, the Company may reform this Agreement in such manner as is reasonably necessary to provide the Executive with the intended benefit hereunder in a manner that complies with the PPACA; provided, however, that such reformation shall not result in a violation of Section 409A of the Code.

(h) Notwithstanding anything to the contrary in this Agreement, it is intended that the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. The commencement of payment or provision of any payment or benefit under this Agreement shall be deferred to the minimum extent necessary to prevent the imposition of any excise taxes or penalties on the Company or the Executive.

(i) Any provision of this Agreement that would cause the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of this Agreement) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, if permitted under the regulations and other guidance issued under Section 409A of the Code. In the event additional regulations or other guidance is issued under Section 409A of the Code or a court of competent jurisdiction provides additional authority concerning the application of Section 409A with respect to the payments described hereunder, then the provisions regarding such payments shall be amended to permit such payments to be made at the earliest time allowed under such additional regulations, guidance or authority that is practicable and achieves the original intent of this Agreement.

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14. MISCELLANEOUS.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	If to Company or NOV:

National Oilwell Varco L.P.
P.O. Box 4888
Houston, Texas 77210-4888
Attn: Office of the General Counsel

With copy to:

National Oilwell Varco, Inc.
7909 Parkwood Circle Drive
Houston, Texas 77036
Attn: Office of the General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Except as provided in Section 3(c), the Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

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(g) This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, as of the date hereof, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Board, any officer, employee or representative of any party hereto; provided, that the Severance Agreement shall not be superseded hereby nor is any other agreement or obligation under any law regarding non-disclosure, non-solicitation, non-competition or non-disparagement be superseded or modified by this Agreement. Further, this Agreement does not alter or modify or supersede the terms or conditions of any employee benefit plans or equity plans or award agreements unless specifically stated in this Agreement that such terms are modified.

(h) The provisions of this Agreement that by the nature of their terms require survival shall survive any termination or expiration of this Agreement including, but not limited to, Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 of this Agreement.

(i) The Executive hereby represents to the Company and NOV that the execution and delivery of this Agreement by the Executive, the Company and NOV and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound.

(j) In entering this Agreement, the parties hereto represent that they had the opportunity to consult with attorneys of their own choice, that the parties hereto have read the terms of this Agreement, and that those terms are fully understood and voluntarily accepted by them.

(k) This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute the same instrument.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

National Oilwell Varco L.P.
by its general partner
NOW Oilfield Services, LLC

By:

National Oilwell Varco, Inc.

By:

Executive

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